Exhibit 10.4

NABRIVA THERAPEUTICS US, INC.

CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”) is effective as of July 8, 2023 (the “Effective Date”) by and between Nabriva Therapeutics US, Inc., a Delaware corporation, with a business address of 414 Commerce Drive, Suite 120, Fort Washington PA 19304 (“Company”), and J. Christopher Naftzger having an address at [**] (“Consultant”).

WHEREAS, Company desires to retain Consultant as an independent contractor to perform consulting services for Company on an as needed basis during its wind down of the business; and

WHEREAS, Consultant is willing to perform such services, on the terms described herein.

NOW, THEREFORE, in consideration of the foregoing, and of the covenants, terms and conditions hereinafter expressed, the parties agree as follows:

1.            Services and Compensation. Consultant agrees to perform for Company the services described in Exhibit A as requested by Company from time to time (the “Services”), and Company agrees to pay Consultant the compensation described in Exhibit A for Consultant’s performance of the Services. If not specified on Exhibit A, the scope, timing, duration, and site of performance of said Services shall be mutually and reasonably agreed to by Company and Consultant and are subject to change upon the written agreement of both parties. Consultant will make reasonable, good faith efforts to provide the Services in a timely and professional manner consistent with industry practices.

2.            Confidentiality.

2.1          Definitions. “Confidential Information” means all information relating to the business of Company, including, without limitation, any financial information, business plans, clinical and product development plans, strategies, business forecasts, sales and merchandising materials, patent disclosures, patent applications, structures, models, techniques, know-how, trade secrets, processes, compositions, formulations, compounds and apparatus relating to the same and other proprietary information related to the current, future and proposed products and services of Company or its subsidiaries or affiliates disclosed by Company or obtained by Consultant through observation or examination of such information, whether written, graphic or oral, furnished to Consultant by or on behalf of Company, either directly or indirectly, or obtained or observed by Consultant while providing Services hereunder, and the Services to be provided by Consultant hereunder.

2.2          Nonuse and Nondisclosure. Consultant agrees that for a period of ten (10) years from the termination of this Agreement, Consultant will hold in strict confidence and not disclose to any third party any Confidential Information, except as approved in writing by Company; provided, however, that Consultant shall not be obligated to treat as confidential, any Confidential Information that Consultant can prove through written documentation that (i) is known or made available to the public or otherwise is in the public domain at the time of disclosure by Company to Consultant, (ii) becomes part of the public domain after disclosure by Company to Consultant by any means except through breach of this Agreement by Consultant, or by a third party under an obligation of confidentiality to Company, or (iii) has been otherwise known by Consultant prior to communication by Company to Consultant of such information.

(a)           Consultant shall not use any Confidential Information provided to Consultant for any reason or purpose other than the performance of Services on behalf of Company, and shall make no other use of the Confidential Information. Consultant agrees that, as between Company and Consultant, all Confidential Information will remain the sole property of Company. Consultant also agrees to take all necessary and reasonable precautions to prevent any unauthorized disclosure of such Confidential Information. Without Company’s prior written approval, Consultant may disclose the existence, but not the terms, of this Agreement to third parties.

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(b)           In the event a court or governmental agency legally compels Consultant to disclose Confidential Information, Consultant shall promptly inform Company of the compelled disclosure, so that Company may seek a protective order or other remedy, and Consultant agrees to cooperate with Company in any proceeding to obtain a protective order or other remedy. If, in the absence of a protective order or other remedy, Consultant is nonetheless, in the opinion of Consultant’s legal counsel, compelled to disclose Confidential Information, Consultant may disclose only that portion of the Confidential Information that such counsel advises Consultant is legally required to be disclosed. In such an event, Consultant shall give to Company written notice of the Confidential Information to be disclosed as far in advance of its disclosure as is practicable and, upon Company’s request, Consultant shall use reasonable commercial efforts to obtain assurances that confidential treatment will be accorded to such information.

2.3          Third Party Confidential Information.

(a)            Consultant recognizes that Company has received and in the future may receive from third parties, their confidential or proprietary information subject to a duty on Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Consultant agrees that, during the Term of this Agreement and thereafter, Consultant owes Company and such third parties a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or entity or to use it except as necessary in carrying out the Services for Company consistent with Company’s agreement with such third party, unless otherwise authorized by such third party.

(b)           Consultant agrees not to disclose to Company, or to use in connection with providing the Services to Company, any confidential information belonging to any third party, including Consultant’s prior employers.

2.4          Return of Materials. At any time upon Company’s request, Consultant will deliver to Company all of Company’s property, equipment and documents, together with all copies thereof, that were previously given to Consultant, including but not limited to all electronically stored confidential and/or nonpublic information, passwords to access such property, or Confidential Information that Consultant may have in Consultant’s possession or control, and Consultant agrees to certify in writing that Consultant has fully complied with this obligation.

3.            Ownership.

3.1            Assignment. Consultant agrees that all copyrights and copyrightable material, notes, records, drawings, designs, inventions, ideas, discoveries, enhancements, modifications, know-how, improvements, developments, discoveries, trade secrets’ data and information of every kind and description conceived, generated, made, discovered, developed or reduced to practice by Consultant, solely or in collaboration with others, during the Term and in the course of performing Services under this Agreement (collectively, “Inventions”), are, as between Company and Consultant, the sole and exclusive property of Company. Consultant agrees to disclose such Inventions promptly to Company and hereby assigns, and agrees to assign, all of Consultant’s right, title and interest in and to any such Inventions promptly to Company without royalty or any other consideration and to execute all applications, assignments or other instruments reasonably requested by Company in order for Company to establish Company’s ownership of such Inventions and to obtain whatever protection for such Inventions, including copyright and patent rights in any and all countries on such Inventions as Company shall determine.

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3.2          Further Assurances. Consultant agrees to assist Company, or its designee, in every reasonable way to secure Company’s rights in Inventions and any copyrights, patents or other intellectual property rights relating to all Inventions in any and all countries, including the disclosure to Company of all pertinent information and data with respect to all Inventions, the execution of all applications, specifications, oaths, assignments and all other instruments that Company may deem necessary in order to apply for and obtain such rights and in order to assign and convey to Company, its successors, assigns and nominees the sole and exclusive right, title and interest in and to all Inventions, and any copyrights, patents, or other intellectual property rights relating to all Inventions. Consultant also agrees that Consultant’s obligation to execute or cause to be executed any such instrument or papers shall continue after the termination of this Agreement. Consultant represents and warrants that each of Consultant’s employees or other personnel who are involved in the Services shall have executed a binding written agreement with Consultant obligating such person to assign to Consultant all of his or her respective rights, title and interests in and to each Invention and to provide reasonable cooperation and assistance in filing and prosecuting patent applications with respect to such Inventions. Consultant shall assume full responsibility and liability to Company for any actions of its personnel that are not in accordance with such obligations.

3.3          Pre-Existing Materials. Subject to Section 3.1, Consultant agrees that if, in the course of performing the Services, Consultant incorporates into any Invention developed under this Agreement any pre-existing invention, improvement, development, concept, discovery or other proprietary information owned by Consultant or in which Consultant has an interest, (i) Consultant will inform Company, in writing before incorporating such invention, improvement, development, concept, discovery or other proprietary information into any Invention, and (ii) Company is hereby granted a nonexclusive, royalty-free, perpetual, irrevocable, worldwide license to make, have made, modify, use and sell such item as part of or in connection with such Invention. Consultant will not incorporate any invention, improvement, development, concept, discovery or other proprietary information owned by any third party into any Invention without Company’s prior written permission.

3.4          Attorney-in-Fact. Consultant agrees that, if Company is unable because of Consultant’s unavailability, dissolution, or mental or physical incapacity to secure Consultant’s signature for the purpose of applying for or pursuing any application for any United States or foreign patents, mask work or copyright registrations covering the Inventions assigned to Company in Section 3.1, then Consultant hereby irrevocably designates and appoints Company and its duly authorized officers and agents as Consultant’s agent and attorney-in-fact, to act for and on Consultant’s behalf to execute and file any such applications and to do all other lawfully permitted acts only to further the prosecution and issuance of patents, copyright and mask work registrations with the same legal force and effect as if executed by Consultant.

4.            Representations and Warranties. Consultant represents and warrants to Company that Consultant is legally able to enter into this Agreement and that Consultant’s execution, delivery and performance of this Agreement will not and does not conflict with any agreement, arrangement or understanding, written or oral, to which Consultant is a party or by which Consultant is bound. Consultant further represents and warrants that Consultant has not and has never been, nor has any of Consultant’s personnel who may provide Services under this Agreement, been (a) debarred or convicted of a crime for which a person or entity can be debarred under Section 306(a) or 306(b) of the United States Generic Drug Enforcement Act of 1992 or under 42 U.S.C. Section 1320a-7 or (b) sanctioned by, suspended, excluded, or otherwise deemed ineligible to participate in any federal health care program including Medicare and Medicaid, or any other federal procurement or non-procurement programs. Should Consultant or any of Consultant’s personnel be debarred, convicted or sanctioned as described above, Consultant shall immediately notify Company of such debarment, conviction or sanction.

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5.            Term and Termination.

5.1          Term. The term of this Agreement (the “Term”) shall commence on the Effective Date and shall remain in full force and effect until the earlier of (i) the expiration date as set forth on Exhibit A attached hereto, or (ii) termination as provided in Section 5.2. It is anticipated the engagement for Services will be short term in nature.

5.2            Termination. Either party may terminate this Agreement by giving 30 days prior written notice to the other party. Company may terminate this Agreement immediately and without prior notice if Consultant refuses to or is unable to perform the Services or is in breach of any material provision of this Agreement, or if the Company dissolves. Company and Consultant agree that the terms and conditions of this Agreement, including the Term, shall be subject to an annual review by Company.

5.3            Survival. Upon termination of this Agreement, all rights and duties of Company and Consultant toward each other shall cease except:

(a)            Company will pay, within 30 days after the effective date of termination, all amounts owing to Consultant for Services completed and accepted by Company prior to the termination date and related expenses, if any, submitted in accordance with Company’s policies and in accordance with the provisions of Section 1 of this Agreement; and

(b)            Sections 2, 3, 4, 5.3, 6, 7, 8, 9 and 10 will survive termination of this Agreement.

6.            Independent Contractor; Benefits; Taxes.

6.1          Independent Contractor. It is the express intention of Company and Consultant that Consultant performs the Services as an independent contractor to Company, and nothing in this Agreement should be construed to create a partnership, joint venture or employer-employee relationship. It is understood the Services being provided relate to the winding down and closure of Company and are not a continuation of Consultant’s prior employment duties, if any, with the Company as those duties terminated when Consultant’s employment ended. Consultant (a) is not the agent of Company and (b) is not authorized to make any representation, contract, or commitment on behalf of Company.

6.2          Benefits. Company and Consultant agree that Consultant will receive no Company-sponsored benefits from Company. If Consultant is reclassified by a state or federal agency or court as Company’s employee, Consultant will become a reclassified employee and will receive no benefits from Company, except those mandated by state or federal law, even if by the terms of Company’s benefit plans or programs of Company in effect at the time of such reclassification, Consultant would otherwise be eligible for such benefits.

6.3          Taxes and Withholdings. Company shall not be responsible for paying any federal, state or local taxes on compensation, and Consultant shall be solely responsible for the payment thereof. Company may, however, report payments made to Consultant hereunder to tax authorities and shall inform Consultant of such actions. Consultant agrees to accept exclusive liability for complying with all applicable state and federal laws, including laws governing self-employed individuals, if applicable, such as laws related to payment of taxes, social security, disability, and other contributions based on fees paid to Consultant under this Agreement. Company will not withhold or make payments for social security, unemployment insurance or disability insurance contributions, or obtain workers’ compensation insurance on Consultant’s behalf. Consultant hereby agrees to indemnify and defend Company against any and all such taxes or contributions, including penalties and interest. Consultant agrees to provide proof of payment of appropriate taxes on any fees paid to Consultant hereunder upon reasonable request of Company.

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7.            Indemnification.

7.1          By Consultant. Consultant agrees to indemnify and hold harmless Company and its directors, officers and employees (each a “Company Indemnitee”) from and against all losses, damages, liabilities, costs and expenses whatsoever, (including without limitation attorneys’ fees and costs), arising from any claim, action, demand or proceeding made or brought against a Company Indemnitee, arising from or in connection with (i) any grossly negligent or intentionally wrongful act of Consultant or Consultant’s assistants, employees or agents, (ii) any material breach by Consultant or Consultant’s assistants, employees or agents of any of the covenants contained in this Agreement, (iii) any material failure of Consultant to perform the Services in accordance with all applicable laws, rules and regulations, or (iv) any violation or claimed violation of a third party’s rights resulting in whole or in part from Company’s use of the work product of Consultant under this Agreement and for which Consultant deliberately misrepresented to Company the status of third party rights.

7.2          By Company. Company shall defend, indemnify and hold Consultant harmless from and against any and all losses, damages, liabilities (including without limitation product liability), settlement amounts, costs and expenses whatsoever (including without limitation reasonable attorneys’ fees and costs) arising from any claim, action, demand or proceeding made or brought against Consultant as a result of the development, use, manufacture, marketing or sale of products regarding which Consultant has provided Services unless such liability arises from Consultant’s or Consultant’s assistants’, employees’ or agents’ gross negligence or intentional misconduct.

8.            Nonsolicitation; Non-Disclosure.

8.1          Nonsolicitation. From the date of this Agreement until twelve (12) months after the termination of this Agreement (the “Restricted Period”), Consultant will not, without Company’s prior written consent, directly or indirectly, whether for Consultant’s own account or for the account of any other person, firm, corporation or other business organization, solicit, entice, persuade, induce or otherwise attempt to influence any person or business who is, or during the period of Consultant’s engagement by Company was, an employee, consultant, contractor, partner, supplier, customer or client of Company or its affiliates to leave or otherwise stop doing business with Company.

8.2          Non-Disclosure. Consultant agrees that without the prior written consent of Company, Consultant will not intentionally generate any publicity, news release or other announcement concerning the engagement of Consultant hereunder or the services to be performed by Consultant hereunder or otherwise utilize the name of Company or any of its affiliates for any advertising or promotional purposes.

9.            Voluntary Nature of Agreement. Consultant acknowledges and agrees that Consultant is executing this Agreement voluntarily and without any duress or undue influence by Company or anyone else. Consultant further acknowledges and agrees that Consultant has carefully read this Agreement and has asked any questions needed to understand the terms, consequences and binding effect of this Agreement and fully understand it to his or her satisfaction. Finally, Consultant agrees that Consultant has been provided an opportunity to seek the advice of an attorney of its choice before signing this Agreement.

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10.          Miscellaneous.

10.1        Governing Law. This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania without regard to conflicts of law rules.

10.2       Assignability. Except as otherwise provided in this Agreement, Consultant may not sell, assign or delegate any rights or obligations under this Agreement.

10.3        Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior written and oral agreements between the parties regarding the subject matter of this Agreement.

10.4        Headings. Headings are used in this Agreement for reference only and shall not be considered when interpreting this Agreement.

10.5        Notices. Any notice or other communication required or permitted by this Agreement to be given to a party shall be in writing and shall be deemed given if delivered personally or by commercial messenger or nationally recognized overnight delivery service (e.g. Federal Express, UPS), or mailed by U.S. registered or certified mail (return receipt requested), or sent via facsimile (with receipt of confirmation of complete transmission) to the party at the party’s address or facsimile number written below or at such other address or facsimile number as the party may have previously specified by like notice. If by mail, delivery shall be deemed effective 3 business days after mailing in accordance with this Section 10.5.

If to Company, to: The address set forth in the first paragraph of this Agreement

If to Consultant, to: The address for notice on the signature page to this Agreement or, if no such address is provided, to the last address of Consultant provided by Consultant to Company.

10.6        Nature of Services. Company acknowledges that Consultant’s role is advisory in nature. Company is therefore free, in its sole discretion to accept, modify, or reject Consultant’s recommendations or any work product resulting from the provision of Services as described herein. Company shall be solely responsible for the consequences, direct or indirect, of any such decision by Company.

10.7        Amendments; Waiver. No modification of or amendment to this Agreement, or any waiver of any rights under this Agreement, will be effective unless in writing and signed by Consultant and Company.

10.8        Attorneys’ Fees. In any court action at law or equity that is brought by one of the parties to this Agreement to enforce or interpret the provisions of this Agreement, the prevailing party will be entitled to reasonable attorneys’ fees, in addition to any other relief to which that party may be entitled.

10.9        Further Assurances. Consultant agrees, upon request, to execute and deliver any further documents or instruments necessary or desirable to carry out the purposes or intent of this Agreement.

10.10     Severability. If any provision of this Agreement is found to be illegal or unenforceable, the other provisions shall remain effective and enforceable to the greatest extent permitted by law.

10.11     Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Facsimile and electronic signatures shall be deemed original signatures for all purposes.

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In Witness Whereof, the parties hereto have executed this Consulting Agreement as of the date first written above.

CONSULTANT		NABRIVA THERAPEUTICS US, Inc.

By:	/s/ J. Christopher Naftzger	By:	/s/ Theodore R. Schroeder
Name:	J. Christopher Naftzger	Name:	Theodore R. Schroeder
		Title:	Authorized Representative

Consultant’s Address for Notice: [**] Please attach completed W-9 form.

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EXHIBIT A

SERVICES AND COMPENSATION

1.            Services. The Services shall include, but shall not be limited to, providing consulting services related to the wind-down of the Company and any other services agreed to by Consultant and Company.

The manner and means that Consultant chooses to complete the Services are in Consultant’s sole discretion and control. Consultant agrees to provide Consultant’s own equipment, tools, and other materials at Consultant’s own expense; however, Company will make its facilities and equipment available to Consultant when necessary.

2.            Expiration Date. This Agreement shall expire six (6) months from the Effective Date.

3.            Contact Party. The prime contact person within Company shall be Armanino.

4.            Compensation.

A.            Company will pay Consultant a consulting fee of $180 per hour during the Term. Invoices will be submitted by Consultant on a monthly basis. If Company has any reason for disputing an invoice, Company will notify Consultant within 15 days following receipt of the invoice. Payment of the undisputed portion of the invoiced consulting fee will be made 30 days following Company’s receipt of an invoice, all of which fees shall be net of any applicable withholding taxes.

B.            Company will reimburse Consultant for all reasonable expenses incurred by Consultant in performing the Services pursuant to this Agreement that are consistent with Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to Company’s requirements with respect to documentation and reporting of such expenses, and provided that any expense in excess of $1,000 shall require prior approval by Company.

C.            Invoices shall be sent electronically to: [**]

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